Calculation of Filing Fee Tables
Form S-3
(Form Type)
Pruco Life Insurance Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Other	Contingent Deferred Annuity Contracts	Rule 457(o)	(1)	(1)	$1,000,000	0.0000927	$92.70

	Total Offering Amounts					$1,000,000		$92.70
	Total Fee Offsets							$92.70
	Net Fee Due							$0.00

(1)	The Amount Registered and the Proposed Maximum Offering Price Per Unit are not applicable because the securities are not issued in predetermined amounts or units.

Table 2: Fee Offset Claims and Sources

	Registrant Or Filer Name	Form Or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Pruco Life Insurance Company	S-3		1/31/2022		$92.70	Other	Contingent Deferred Annuity Contracts	(1)	$1,000,000(2)
Fees Offset Sources	Pruco Life Insurance Company	S-3	333-262437		1/31/2022						$92.70

(1)	The Amount Registered and the Proposed Maximum Offering Price Per Unit are not applicable because the securities are not issued in predetermined amounts or units.
(2)
The registration fee of $92.70 was previously paid in connection with Registration Statement 333-262437 filed on January 31, 2022 (Accession No. 0000777917-22-000006) which was later withdrawn on March 1, 2022 (Accession No. 0000777917-22-000011).